UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Brunswick Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2006

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held on Wednesday, May 3, 2006, at 1:30 p.m. at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois.

A formal Notice of Annual Meeting and Proxy Statement describing the business to be acted on at the meeting, and a copy of Brunswick’s Annual Report, are enclosed. Whether or not you plan to attend the meeting, we urge you to sign the enclosed proxy card and return it, or to vote by telephone or on the Internet, by following the instructions on your proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

Dustan E. McCoy

Chairman and Chief Executive Officer

Brunswick Corporation    1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Notice of Annual Meeting

March 31, 2006

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 3, 2006, at 1:30 p.m. for the following purposes:

(1)    To elect four directors;

(2)    To approve amendments to the Brunswick Corporation 2003 Stock Incentive Plan;

(3)    To ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm; and

(4)    To consider other business that may properly come before the meeting.

By order of the Board of Directors,

Marschall I. Smith

Secretary

Brunswick Corporation    1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Proxy Statement

The Board of Directors of Brunswick Corporation (“Brunswick” or the “Company”) is soliciting proxies from Brunswick’s shareholders for the annual meeting to be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 3, 2006, at 1:30 p.m. (the “Annual Meeting”). This proxy statement, together with the Notice of Annual Meeting, proxy card and Brunswick’s 2005 Annual Report are first being mailed to shareholders on or about March 31, 2006.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the Notice of Annual Meeting that accompanies this proxy statement, including the election of four directors, approval of amendments to Brunswick’s 2003 Stock Incentive Plan, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm.

Who may vote at the Annual Meeting?

Only holders of the 94,188,914 shares of Brunswick Common Stock issued and outstanding as of the close of business on March 2, 2006 (the “Record Date”) will be entitled to vote at the meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the meeting?

Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 94,188,914 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority to vote,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes.

How do I vote?

If you are a shareholder of record, you can vote (i) by attending the Annual Meeting, (ii) by signing, dating and mailing in your proxy card, or (iii) by following the instructions on your proxy card for voting by telephone or on the Internet at www.proxyvote.com. The deadline for voting by telephone or on the Internet is 11:59 p.m. Eastern time on May 2, 2006. You may vote your shares for all, some or none of the nominees for director, for or against approval of amendments to the Brunswick Corporation 2003 Stock Incentive Plan, and for or against ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may change your vote at any time before the actual vote by (i) voting in person by ballot at the Annual Meeting, (ii) returning a later-dated proxy card, (iii) entering a new vote by telephone or on the Internet or (iv) delivering written notice of revocation to Brunswick’s Secretary. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.

How do I vote my shares in Brunswick Employee Stock Plans?

If you are a participant in the Brunswick Retirement Savings Plan, the Brunswick Rewards Plan or the Brunswick Rewards Variable Profit Sharing Plan, you will not be able to vote the shares that you hold in those plans by voting in person at the Annual Meeting. Instead, you may instruct the trustee for the plan or plans you participate in how to cast the votes related to your plan shares. You may give instructions to the plan trustee for the plan or plans by mail, by telephone or on the Internet. To vote by mail, complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. To vote by telephone or on the Internet, please follow the instructions on the enclosed proxy card. Your vote must be received by 5:00 p.m. Eastern time on Friday, April 28, 2006. The trustee will vote your shares as you indicate. The trustee will vote allocated shares for which proxies are not received in the same proportion as it votes allocated shares for which it receives instructions.

Who will count the votes?

Brunswick’s tabulator, Automatic Data Processing, will count the votes. Representatives of Brunswick’s Shareholder Services Department will act as inspectors of election.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted for the election of the four director nominees, for the approval of the amendments to the Brunswick Corporation 2003 Stock Incentive Plan, and for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm for 2006.

What are the Board’s recommendations?

The Board recommends a vote for the election of the four director nominees and for the approval of the amendments to the Brunswick Corporation 2003 Stock Incentive Plan. The Board and the Audit

Committee recommend the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm for the 2006 fiscal year. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors.    Directors will be elected by a plurality of the votes cast at the Annual Meeting on the election of directors. This means that the four nominees receiving the most votes “For” election at the Annual Meeting will be elected to the Board of Directors. Because directors are elected by a plurality, abstentions will not affect the outcome. If any one or more of the four director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the individual or individuals that the Board designates as alternates.

Approval of Amendments to the Brunswick Corporation 2003 Stock Incentive Plan.    The affirmative vote of the holders of a majority of the shares represented, in person or by proxy and entitled to vote on the approval of amendments to the Brunswick Corporation 2003 Stock Incentive Plan will be required for approval. Because the vote to approve the amendments to the Brunswick Corporation 2003 Stock Incentive Plan requires a majority, abstentions will have the same effect as votes against approval.

Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares represented, in person or by proxy and entitled to vote, will be required for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm. Because the vote to ratify the independent registered public accounting firm requires a majority, abstentions will have the same effect as votes against ratification.

How will broker non-votes be treated?

We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to Brunswick’s tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, Brunswick has retained the services of Georgeson Shareholder Communications Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the meeting.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick Common Stock. Why did we receive only one copy of this proxy statement?

We are sending only one proxy statement to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. If you wish to receive a separate proxy statement in the future, you may contact Brunswick Shareholder Services by telephone at 847-735-4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by email at services@brunswick.com. If you receive multiple copies of our proxy statement, you can request householding by contacting Brunswick Shareholder Services. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the holder of record.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, you will elect four individuals to serve on the Board of Directors. The current Board of Directors, acting pursuant to a recommendation from the Nominating and Corporate Governance Committee, has nominated Michael J. Callahan, Manuel A. Fernandez, Peter B. Hamilton and Roger W. Schipke for election as directors to serve for terms expiring at the 2009 Annual Meeting or until their respective successors have been elected and qualified. Mr. Callahan, Mr. Fernandez, Mr. Hamilton and Mr. Schipke have served as directors since 1991, 1997, 2000 and 1993, respectively.

Brunswick’s Board of Directors has 11 directors. The Board of Directors is divided into three classes, two consisting of four directors and a third currently consisting of three directors. The Board of Directors continues to consider adding a director to the class that currently consists of only three directors.

Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting.

Nominees for Election for Terms Expiring at the 2009 Annual Meeting:

Michael J. Callahan	Director since 1991

Retired; President and Chief Executive Officer and Director of Material Sciences Corporation, a manufacturer and marketer of material-based solutions, 2003 to 2004; Financial consultant, 1999 to 2003; Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals for industry and agriculture, 1994 to 1999; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992 to 1994; age 67.

Manuel A. Fernandez	Director since 1997

Managing Director of SI Ventures, LLC, a venture capital partnership, since 1998; Chairman Emeritus of Gartner, Inc., an information technology company, since 2001; Chairman, President and Chief Executive Officer of Gartner Group, Inc., 1991 to 1997; director of The Black & Decker Corporation, Flowers Foods, Inc., Relay Health Corp. and RealVue Simulation Technologies, Inc.; Chairman of the University of Florida Board of Trustees; age 59.

Peter B. Hamilton	Director since 2000

Vice Chairman of the Board of Brunswick and President – Brunswick Boat Group since February 2006; President – Life Fitness Division, 2005 to 2006; President – Brunswick Bowling & Billiards, 2000 to 2005; Executive Vice President and Chief Financial Officer of Brunswick, 1998 to 2000; Senior Vice President and Chief Financial Officer of Brunswick, 1995 to 1998; age 59.

Roger W. Schipke	Director since 1993

Visiting Professor since 2005 and Adjunct Professor, 2003 to 2005, University of Kentucky, Gatton College of Business and Economics; Executive in Residence, University of Louisville College of Business and Public Administration, 2002 to 2005; Chairman of the Board and Chief Executive Officer of The Sunbeam Corporation, 1994 to 1996; Chairman and Chief Executive Officer of The Ryland Group, Inc., 1990 to 1994; director of Legg-Mason, Inc.; age 69.

The Board of Directors recommends a vote FOR the nominees named above.

Directors Continuing in Office Until the 2007 Annual Meeting:

Nolan D. Archibald	Director since 1995
Chairman, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; recipient of American Marketing Association’s Edison Achievement Award; director of Lockheed Martin Corporation and Huntsman Corporation; age 62.

Jeffrey L. Bleustein	Director since 1997

Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; Chief Executive Officer of Harley-Davidson, Inc., 1997 to 2005; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993 to 1997; member of President’s Council on the 21st Century Workforce; director of Kohler Co.; age 66.

Graham H. Phillips	Director since 2002

Retired; Chairman and Chief Executive Officer of Young & Rubicam Advertising, a global marketing and communications organization, 1999 to 2000; Chairman of Burson-Marsteller, the perception management division of Young & Rubicam, Inc., 1997 to 1999; Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide, a marketing communications company, 1989 to 1992; age 67.

Lawrence A. Zimmerman	Director since 2006

Chief Financial Officer and Senior Vice President of Xerox Corporation, a document management company, since 2002; Vice President, Finance and Planning, Server and Technology division of International Business Machines Corporation, 1996 to 1998; director of The Stanley Works; age 63.

Directors Continuing in Office Until the 2008 Annual Meeting:

Peter Harf	Director since 1996

Chairman and Chief Executive Officer of Joh. A. Benckiser, GmbH, a German financial holding company, since 1988; Chairman of Coty Inc., Benckiser’s U.S.-based international fragrance and cosmetics business, since 1993; Chief Executive Officer of Coty Inc. from 1993 to 2001; Deputy Chairman of the Board of Reckitt Benckiser plc; director of Interbrew S.A.; Vice Chairman of the Supervisory Board of the non-profit DKMS German Bone Marrow Donor Database; age 59.

Dustan E. McCoy	Director since 2005

Chairman of the Board and Chief Executive Officer of Brunswick Corporation since December 2005; President of the Brunswick Boat Group, 2000 to 2005; Vice President, General Counsel and Corporate Secretary of Brunswick, 1999 to 2000; Executive Vice President of Witco Corporation, a specialty chemicals company, January to September 1999; Senior Vice President, General Counsel and Corporate Secretary of Witco Corporation, 1996 to 1998; director of Louisiana-Pacific Corporation; age 56.

Ralph C. Stayer	Director since 2002

Chairman of the Board, President and Chief Executive Officer of Johnsonville Sausage LLC since 1978; Founder of Leadership Dynamics, a consulting firm; National Trustee of Boys and Girls Clubs – Midwest Region; Chairman of Marian College Board of Trustees; Board member of PAVE, an organization dedicated to improving education opportunities for urban students in Milwaukee; age 62.

CORPORATE GOVERNANCE

Overview

The Board of Directors has adopted written Principles and Practices (the “Principles”), a copy of which is available at Brunswick’s website, www.brunswick.com/governance/principles.html, or in print upon request by any Brunswick shareholder, to assist it in the performance of its duties and the exercise of its responsibilities. The Principles reflect the views of the Board with respect to corporate governance issues. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick’s executive management team, enabling management to improve Brunswick’s performance and maximize shareholder value.

The Board of Directors met six times during 2005. All directors attended 75 percent or more of the Board meetings and meetings of committees of which they were members during 2005. The Principles provide that all members of the Board are requested to attend Brunswick’s Annual Meeting of Shareholders in person. All members of the Board attended the 2005 Annual Meeting of Shareholders. The non-management directors regularly meet without members of management present. At these meetings, Mr. Fernandez serves as the presiding director.

Brunswick Ethics Program

The Board has adopted a Code of Ethics for Senior Financial Officers (the “Financial Officer Code of Ethics”). The Financial Officer Code of Ethics, which applies to Brunswick’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other Brunswick employees designated by the Board, sets forth standards to which these officers are to adhere in areas such as conflicts of interest, disclosure of information and compliance with law. The Financial Officer Code of Ethics supplements Making the Right Choice: The Brunswick Guide to Conduct in the Workplace (the “Guide”), which applies to all employees, officers and directors. The Financial Officer Code of Ethics and the Guide are both available at www.brunswick.com/ethics/homepage/index.html or in print upon request by any Brunswick shareholder. If it grants a waiver of the policies set forth in the Financial Officer Code of Ethics or the Guide, Brunswick will, to the extent required by applicable law or regulation, disclose that waiver by making an appropriate statement on its website.

Shareholder Communications

The Principles provide that Brunswick shareholders may, at any time, communicate in writing with the Board, the presiding director, or the non-management directors as a group, by writing to such director(s) at: Brunswick Corporation, 1 N. Field Ct., Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; email: corporate.secretary@brunswick.com). Copies of written communications received at this address will be provided to the Board, the presiding director or the non-management directors as a group unless such communications are considered, in consultation with the non-management directors, to be improper for submission to the intended recipient(s). Other interested parties may also use this procedure for communicating with the Board, individual directors or any group of directors.

Director Independence

The Principles require that independent directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles and the rules of the New York Stock Exchange both provide that no director will be considered to be independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a proprietor, partner, shareholder or officer of an organization that has a relationship with Brunswick). In the Principles, the Board has adopted the following categorical standards to use in determining whether a relationship between Brunswick and a director (or an organization with which a director is affiliated) will be material for the purpose of independence determinations:

•	If a director is also a director, an executive officer or employee of a business organization that has made payments to, or received payments from, Brunswick for property or services, in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues;

•	If a member of the director’s immediate family is a director or an executive officer of a business organization that has made payments to, or received payments from, Brunswick for property or services, in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues;

•	If a director or a member of the director’s immediate family is also a proprietor or managing partner of any organization, or a director or executive officer of another corporation that is indebted to Brunswick, or to which Brunswick is indebted, and the total amount of either organization’s indebtedness to the other, in any of the last three fiscal years, exceeds 2 percent of the total consolidated assets of either Brunswick or such other corporation; and

•	If a director or a member of the director’s immediate family serves as an officer, director or trustee of a charitable organization to which Brunswick makes discretionary charitable contributions, and Brunswick’s charitable contributions to such organization in any of the last three fiscal years exceed the greater of $1.0 million or 2 percent of the charitable organization’s consolidated gross revenues.

In addition, the Principles provide that a director will not be considered independent if:

•	the director is, or within the prior three years has been, an employee of Brunswick or any of its affiliates;

•	a member of the director’s immediate family is, or within the prior three years has been, an executive officer of Brunswick or any of its affiliates;

•	the director has a business relationship with Brunswick or is a proprietor, partner, controlling shareholder or executive officer of any organization that has a business relationship with Brunswick, unless in any such case, the Board determines that the relationship is not such that it will interfere with the director’s exercise of independent business judgment;

•	a director or a member of the director’s immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization where any of Brunswick’s present executive officers serve on that business organization’s compensation, nominating or directors’ affairs committee;

•	the director is, or within the prior three years has been, a partner or employee of a present or former internal or external auditor of Brunswick and personally worked on Brunswick’s audit during that time;

•	a member of the director’s immediate family has certain specified relationships with Brunswick’s internal or external auditor; or

•	the director or an immediate family member of the director has received, during any 12-month period within the prior three years, more than $100,000 in direct compensation from Brunswick (excluding fees for Board and Board committee service, pension or other forms of deferred compensation for prior service).

Applying the standards described above and set forth in the Principles, and considering all relevant facts and circumstances, the Board has made an affirmative determination that each non-management director has no material relationship with Brunswick and is otherwise independent.

Board Committees

The Board of Directors has Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance, and Qualified Legal Compliance Committees. Each of these committees is comprised solely of independent directors, as that standard is determined both in the Principles and in the New York Stock Exchange Listed Company Manual. Each of the Committees may, at its sole discretion and at Brunswick’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The principal responsibilities of each of these committees are described generally below, and in detail in their respective Committee Charters, which are available at www.brunswick.com/governance/committees.html or in print upon request by any Brunswick shareholder.

Audit Committee

Members of the Audit Committee are Mr. Callahan (Chairman), Mr. Stayer and Mr. Zimmerman. The Board has determined that Mr. Callahan and Mr. Zimmerman are audit committee financial experts, as such term is defined by the rules of the Securities and Exchange Commission.

The Audit Committee assists the Board in overseeing Brunswick’s accounting, auditing and reporting practices, its internal controls and the integrity of its financial information. The Audit Committee maintains free and open communication with, and meets separately at each regularly scheduled Board meeting with, the Board, the independent registered public accounting firm, the internal auditors and management.

The Audit Committee met 10 times during 2005.

Finance Committee

Members of the Finance Committee are Mr. Schipke (Chairman), Mr. Archibald and Mr. Harf. The Finance Committee assists the Board in overseeing Brunswick’s financial structure, financial policies and procedures, capital expenditures and capital expenditure budgets, and proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, tax strategy, insurance coverage and risk management, as well as the funding and performance of Brunswick’s pension funds.

The Finance Committee met six times during 2005.

Human Resources and Compensation Committee

Members of the Human Resources and Compensation Committee are Mr. Fernandez (Chairman), Mr. Harf and Mr. Phillips. The Human Resources and Compensation Committee assists the Board in overseeing, together with the Nominating and Corporate Governance Committee, the annual review of the Chief Executive Officer’s performance. The Committee also oversees the compensation of the Chief Executive Officer, compensation and benefit programs for Brunswick’s senior executives, policies for the administration of compensation and benefit plans and their alignment with corporate objectives, management development for key management positions, and the Board’s annual review of the Chief Executive Officer succession plan.

The Human Resources and Compensation Committee met five times during 2005.

Nominating and Corporate Governance Committee

Members of the Nominating and Corporate Governance Committee are Mr. Bleustein (Chairman), Mr. Phillips and Mr. Stayer. The Nominating and Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick’s compliance with the highest ethical standards and with all applicable legal and regulatory requirements. Together with the Human Resources and Compensation Committee, it oversees the annual review of the Chief Executive Officer’s performance. The Committee also decides on director compensation, and guidelines to ensure appropriate diversity of perspective, background and experience in Board membership. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership.

The Nominating and Corporate Governance Committee met five times during 2005.

Qualified Legal Compliance Committee

Members of the Qualified Legal Compliance Committee are Mr. Bleustein (Chairman), Mr. Phillips and Mr. Stayer. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of law or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. No reports were made to the Qualified Legal Compliance Committee, and therefore it did not meet, during 2005.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Nominating and Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period. Additional consideration is given to achieving an overall balance of diversity of perspectives, backgrounds and experiences in Board membership.

The Nominating and Corporate Governance Committee will consider qualified director candidates who are suggested by shareholders in written submissions to Brunswick’s Secretary at Brunswick

Corporation, 1 N. Field Ct., Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; email: corporate.secretary@brunswick.com). Any recommendation submitted by a shareholder must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the shareholder feels the candidate is suitable for election. The Nominating and Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, shareholders may also, pursuant to procedures established in the By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not later than the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder’s nominee(s) as required by the By-laws.

Director Compensation

Annual Fee and Deferred Stock Awards.    Directors who are not employees are entitled to an annual fee of $100,000. The presiding director and the director who is the chair of the Audit Committee are entitled to an additional fee of $20,000 each, and the other members of the Audit Committee are entitled to an additional fee of $10,000 due to the increased time commitment required of those directors. The director who chairs the Human Resources and Compensation Committee also is entitled to an additional annual fee of $10,000. The directors who chair the Finance and Nominating and Corporate Governance Committees are entitled to an additional annual fee of $7,500. Each director who serves on more than one committee is entitled to an additional annual fee of $7,500, unless the director already receives additional fees for serving on both committees. One-half of each director’s annual fee is paid in Brunswick Common Stock, the number of shares of which is determined by the closing price of Brunswick Common Stock on the date of the award. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the remaining one-half paid as follows:

•	In cash;

•	In Brunswick Common Stock distributed currently; or

•	In deferred Brunswick Common Stock with a 20 percent premium.

For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of award.

Each non-employee director is also entitled to an annual grant, on the date of the Annual Meeting, of 1,000 Restricted Stock Units (RSUs), deferred until the director retires from the Board. A director joining the Board during the middle of a year is entitled to a pro rata number of RSUs. For purposes of calculating a pro rata RSU grant, a director begins to receive credit for serving on the Board in the quarter after the quarter in which the director joined the Board.

Stock Ownership Guidelines.    In February 2003, the Board of Directors adopted stock ownership guidelines for non-employee directors. By April 30, 2006, each non-employee director must own at least 10,000 shares of Brunswick Common Stock, and by April 30, 2008, each non-employee director who was a director as of February 2003 must own at least 20,000 shares of Brunswick Common Stock. A new non-employee director will be expected to meet these levels of stock ownership within three and five years, respectively, of the date on which service as a director begins. For the purpose of satisfying the guidelines, deferred stock awards are included.

Brunswick Product Program.    Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick’s business. Directors may receive Brunswick products with an aggregate value of up to $15,000 annually. The value of the products is included in the directors’ taxable income, and Brunswick reimburses directors for applicable tax liability associated with the receipt of products. In addition, directors may lease boats from Brunswick at no charge except for the payment of applicable taxes, and all or a portion of a director’s $15,000 product allowance may be applied to defray those taxes. Directors also may purchase Brunswick products at reduced prices.

STOCK HELD BY DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL SHAREHOLDERS

Each director and nominee for director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

Name of Individual or Persons in Group	Number of Shares Beneficially Owned as of March 2, 2006		Percent of Class
Nolan D. Archibald	58,508	(1)	*
Jeffrey L. Bleustein	50,644	(1)	*
George W. Buckley	808,095	(2)(3)	*
Michael J. Callahan	77,465	(1)	*
Manuel A. Fernandez	50,563	(1)	*
Peter B. Hamilton	331,911	(2)	*
Peter Harf	100,598	(1)	*
Dustan E. McCoy	70,284	(2)	*
Graham Phillips	15,072	(1)	*
Roger W. Schipke	39,024	(1)	*
Ralph C. Stayer	37,753	(1)	*
Lawrence A. Zimmerman	3,750	(1)	*
Peter G. Leemputte	39,296	(2)	*
Patrick C. Mackey	80,829	(2)	*
Cynthia M. Trudell	43,983	(2)(4)	*
All directors and executive officers as a group	2,320,052	(1)(2)(3)	2.46%

*	Less than 1 percent

(1)	Includes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred until the date of the director’s retirement from the Board: Messrs. Archibald 25,508 shares, Bleustein 27,644 shares, Callahan 39,792 shares, Fernandez 32,563 shares, Harf 30,887 shares, Phillips 9,072 shares, Schipke 39,024 shares, Stayer 3,973 shares, Zimmerman 250 shares and all non-employee directors as a group 208,713 shares. Also includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable currently within 60 days: Messrs. Archibald 18,000 shares, Bleustein 18,000 shares, Callahan 18,000 shares, Fernandez 18,000 shares, Harf 24,711 shares, Phillips 6,000 shares and Stayer 9,180 shares.

Excludes 11,833 shares of Brunswick Common Stock issuable to Mr. Stayer, receipt of which has been deferred. Mr. Stayer will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with his election following his retirement from the Board of Directors.

(2)	Includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable currently or within 60 days: Messrs. Buckley 682,500 shares, Hamilton 232,750 shares, Leemputte 11,000 shares, Mackey 48,500 shares, McCoy 14,000 shares, Ms. Trudell 12,750 shares and all executive officers as a group 1,342,375 shares.

Includes the following shares of Brunswick Common Stock held by the Brunswick Savings Plan as of December 31, 2005: Messrs. Buckley 471 shares, Hamilton 761 shares, Leemputte 53 shares, Mackey 1,713 shares, McCoy 95 shares, Ms. Trudell 378 shares and all executive officers as a group 8,229 shares.

Includes the following restricted units of Brunswick Common Stock issuable to officers on which the restrictions would lapse if they should leave: Messrs. Hamilton 19,064 shares and Mackey 22,245 shares.

Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Messrs. Buckley 161,086 shares, Leemputte 1,822 shares, Mackey 39,554 shares, McCoy 5,152 and all executive officers as a group 301,810 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times, in accordance with each officer’s individual election.

(3)	Mr. Buckley resigned as Chairman and Chief Executive Officer on December 6, 2005.

(4)	Ms. Trudell resigned as Vice President and President – Sea Ray Division on February 24, 2006.

Those shareholders known to Brunswick that beneficially own more than 5 percent of Brunswick’s outstanding Brunswick Common Stock are:

Name and Address of Beneficial Owner	Shares Beneficially Owned as of December 31, 2005		Percent of Class
Barclays Global Investors, NA and certain of its affiliates 45 Fremont Street San Francisco, CA 94105	9,830,740	(1)	10.18%

Putnam, LLC One Post Office Square Boston, Massachusetts 02109	6,930,082	(2)	7.2%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	6,700,457	(3)	6.9%

(1)	This information is based upon a Schedule 13G filed by Barclays Global Investors, NA and certain of its affiliates (“Barclays”) with the Securities and Exchange Commission on January 26, 2006. The Barclays reporting entities are Barclays Global Investors, NA, Barclay Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited. Barclays has sole voting power over 8,744,361 shares and sole dispositive power over 9,830,740 shares.

(2)	This information is based upon a Schedule 13G filed by Putnam, LLC and certain of its affiliates (“Putnam”) with the Securities and Exchange Commission on February 10, 2006. The Putnam reporting entities are Putnam, LLC, Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam does not have sole voting power or sole dispositive power over any shares.

(3)	This information is based a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the Securities and Exchange Commission on February 15, 2006. These

securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

To the Shareholders of Brunswick Corporation:

The Human Resources and Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee directors. The Committee is responsible for overseeing all compensation plans in which the Chairman and Chief Executive Officer and other senior executives, including group and division presidents and senior corporate executives (“Senior Executives”), participate. The Committee has engaged Deloitte to be its own executive compensation consultant to assist in determining appropriate design of compensation programs and compensation levels for Senior Executives.

Executive Compensation Programs

Executive compensation programs are designed to:

•	Attract, retain and motivate the senior executive talent required to ensure the Company’s continued success;

•	Support creation of shareholder value by linking compensation to corporate results; and

•	Ensure pay is consistent with performance.

Brunswick assesses the competitiveness of executive compensation every two years, using third party compensation consultants. In 2004, 21 publicly traded, generally manufacturing companies comparable to Brunswick in terms of revenue, market capitalization and relative shareholder returns were used to assess the competitiveness of total compensation and pay mix. In comparison to peer companies, target compensation for the Company’s Senior Executives is generally slightly above the 50th percentile. The next bi-annual reassessment is scheduled for 2006. Senior Executive compensation decisions are made based upon both individual and overall Brunswick performance as well as the competitive positioning of the Senior Executive’s total compensation package (earned and/or potentially available), including base salary, annual incentives, long-term incentives, perquisites (such as annual physical exams and financial planning), and amounts to be paid if employment is terminated or the Senior Executive retires.

Total Compensation:    Total compensation and pay mix at planned performance are targeted to reflect the median opportunity of the peer group. Incentives will vary such that there will be a strong correlation between performance and actual incentive awards. Awards vary between executives to reflect differences in division and individual performance and from performance cycle to performance cycle to reflect results versus established objectives for each cycle.

Base Salaries:    Base salaries and salary increases reflect an executive’s responsibilities and performance, as demonstrated over time, and will be managed using median peer salary levels as a point of reference. Salaries are reviewed to ensure they are externally competitive and internally equitable. Generally, executive salaries are reviewed every 12 to 24 months.

Brunswick Performance Plan (BPP):    BPP rewards achievement of annual Brunswick Value Added (BVA), earnings per share (EPS), revenue growth and operating margin goals. BVA is defined as after-tax profits less a deduction for the cost of total capital. For Senior Executives, BPP opportunities generally range from 50 percent to 100 percent of salary. Individual awards reflect both team performance and individual contribution to success. For corporate headquarters participants, BPP awards are based on overall corporate performance against BVA, EPS and revenue growth goals. For division participants, BPP awards are based on division performance against both BVA and operating margin goals. Performance for 2005, while a record year for the Company, was below planned performance. Consistent with our pay for performance philosophy, 2005 BPP bonuses were below targets.

Long-Term Incentives:    Long-term incentives consist of the Strategic Incentive Plan, stock options, stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”).

Strategic Incentive Plan (SIP):    SIP rewards achievement of mid-term financial goals and performance against leading indicators of success. SIP has overlapping two-year cycles with a new cycle beginning each year. For Senior Executives, SIP opportunities generally range from 50 percent to 100 percent of salary. SIP awards for the 2004-2005 performance period were based on overall corporate BVA performance and divisional performance against identified strategic factors. Awards reflect team performance. Performance for 2004-2005 was significantly above planned performance and supported the granting of SIP awards that averaged 245 percent of target levels. SIP awards of up to 200 percent of target levels were paid in cash. To encourage retention, the portion of the award in excess of 200 percent was paid in RSUs that vest 1/3 on each of the first, second and third anniversaries of the award date.

SIP awards for the 2005-2006 and 2006-2007 performance periods are based on overall corporate BVA and EPS performance and divisional performance against identified strategic factors.

Performance objectives for both BPP and SIP are developed through an iterative process. Based on 2006 business plans, management developed preliminary recommendations for Committee review. The Committee reviewed and commented on consistency with performance categories identified, linkage to business plans, degree of stretch in the goals and the appropriate weighting of established goals. The performance objectives were then finalized.

Equity Grants:    Equity grants link Senior Executives to shareholders and are structured to encourage Senior Executives to remain with the Company. For 2005, equity grants were weighted towards stock-settled SARs. This was done to increase the sensitivity of Senior Executive rewards to appreciation in Brunswick’s stock price. RSUs are used to link executive rewards to total shareholder returns and continued service to Brunswick.

•	SARs: The exercise price is set at the closing price of Brunswick Common Stock on the date of grant. SARs generally have a ten-year term and vest 25 percent on each of the first, second, third and fourth anniversaries of the date of grant. SARs vest earlier if there is a change in control of the Company, upon death or disability of the recipient, or upon termination of employment if the recipient has attained the age of 62 and his or her age and years of service equal 70 or more (or for grants prior to 2006, if the recipient’s age and years of service equal 65 or more, regardless of the recipient’s age).

•	RSUs: RSUs vest the earlier of three years from date of grant, on a change in control of the Company or upon death or disability of the grantee. Restricted stock units are forfeited in the event employment terminates prior to vesting, except there is pro rata vesting if age and years of service equals 65 or more on termination of employment.

Stock Ownership Guidelines:    Stock ownership guidelines are as follow:

•	The Chief Executive Officer is expected to own a minimum of 175,000 shares of Brunswick Common Stock.

•	The Presidents of the Boat Group and Mercury and the Chief Financial Officer are expected to own a minimum of 45,000 shares of Brunswick Common Stock.

•	Other Senior Executives are expected to own from 10,000 to 17,500 shares of Brunswick Common Stock, depending upon their positions with the Company.

Ownership requirements are expected to be met within five years from the later of attainment of Senior Executive status or promotion to a position with a higher ownership requirement. All Senior Executives have stock ownership levels that are consistent with these guidelines.

Elective Deferral Program:    Senior Executives may elect to defer BPP or SIP awards. Senior Executives electing to defer SIP awards into deferred stock units are entitled to a 20 percent premium. For Senior Executives making this election, the number of stock units deferred is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of grant.

Compensation of the Chairman and Chief Executive Officer

From January 1, 2005, until December 5, 2005, Dustan E. McCoy was Vice President of Brunswick Corporation and President – Brunswick Boat Group, a division of Brunswick. On December 6, 2005, Mr. McCoy was named Chairman of the Board and Chief Executive Officer of Brunswick and his salary was increased from $495,000 to $800,000. Mr. McCoy participates in BPP and SIP, the cash incentive plans described above. Mr. McCoy’s BPP and SIP target incentive opportunities are 100 percent of base salary. Resulting total compensation, inclusive of equity grants, is between the 25th and 50th percentile of Brunswick’s compensation peer group.

Based on Brunswick Boat Group and overall Brunswick performance and in accordance with the formulas outlined above, the Committee recommended and the Board of Directors approved a BPP award of $414,740 and a SIP award of $1,032,200.

On being named Chairman and Chief Executive Officer of Brunswick, the Committee awarded Mr. McCoy 25,000 RSUs with cliff vesting at the end of four years from date of grant. In February, 2005, the Committee awarded Mr. McCoy 1,600 RSUs and 20,000 SARs.

Mr. McCoy and the other Senior Executives are also eligible for certain special benefits and perquisites that are highlighted in footnotes to the Summary Compensation Table.

Compensation of Former Chairman and Chief Executive Officer

George W. Buckley resigned his position as Chief Executive Officer of Brunswick effective December 6, 2005. In April 2005, Mr. Buckley’s salary was increased to $1,100,000 from $1,000,000. Because Mr. Buckley was not an employee of Brunswick Corporation on December 31, 2005, he was not entitled to either a 2005 BPP or 2004-2005 SIP award.

In February, Mr. Buckley was granted 190,000 SARs with an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a ten-year option term, with 25 percent of the SARs vesting on the first, second, third, and fourth anniversaries of the date of grant.

Mr. Buckley was granted 15,200 RSUs in February, 2005, with vesting three years from date of grant. Mr. Buckley’s combined age and service exceeded 65 at the time of his resignation. As a result

4,299.3 of the RSUs granted in 2005 were distributed to him and 10,900.7 were forfeited. In addition, 269,368.2 (inclusive of dividend reinvestments) of his 2004 RSU grants were forfeited.

Omnibus Budget Reconciliation Act of 1993

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), added by The Omnibus Budget Reconciliation Act of 1993, places a $1 million tax deduction limit on compensation paid to any executive employed by Brunswick on December 31 of each year and named in the summary compensation table, with certain exceptions. Currently, Senior Executives must defer receipt of compensation in excess of $1,500,000, under the terms of an automatic deferral plan established for this purpose. Accordingly, Brunswick may not be entitled to deduct up to $500,000 for each named executive under these rules. Financial returns on required automatic deferrals are based on either (i) an interest rate equal to the greater of the prime rate at J.P. Morgan Chase plus four percentage points, or Brunswick’s short-term borrowing rate or (ii) securities selected by the participant.

Submitted by the Members of the Human Resources and Compensation Committee of the Board of Directors.

MANUEL A. FERNANDEZ (CHAIRMAN)

PETER HARF

GRAHAM H. PHILLIPS

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG BRUNSWICK, S&P 500 INDEX AND S&P 500

GLOBAL INDUSTRY CLASSIFICATION STANDARD (GICS)

CONSUMER DISCRETIONARY INDEX

	2000	2001	2002	2003	2004	2005
Brunswick	100.00	135.83	126.94	207.39	327.28	266.22
S&P 500 Index	100.00	86.96	66.64	84.22	91.79	94.55
S&P 500 GICS Consumer Discretionary Index	100.00	101.96	77.03	104.83	117.56	108.91

The basis of comparison is a $100 investment at December 31, 2000, in each of (i) Brunswick, (ii) the S&P 500 Index, and (iii) the S&P GICS Consumer Discretionary Index. All dividends are assumed to be reinvested. The S&P GICS Consumer Discretionary Index encompasses industries including automotive, household durable goods, textiles and apparel, and leisure equipment. Brunswick is included in this index and believes the other companies included in this index provide a representative sample of enterprises that are in primary lines of business that are similar to Brunswick, and are affected by economic cycles that are similar to those affecting Brunswick.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three years of each of the persons serving as Chief Executive Officer during 2005 and each of Brunswick’s four other most highly compensated executive officers as of December 31, 2005.

					Long-Term Compensation Awards			All Other Compensation(7)
		Annual Compensation			Restricted Stock Awards(5)	Securities Underlying Options	Long-Term Incentive Payouts(6)
Name/Position	Year	Salary(2)	Bonus(3)	Other Annual Compensation(4)
Dustan E. McCoy(1)	2005	$516,116	$414,740	$75,019	$1,333,702	20,000	$1,032,200	$329,703
Chairman and	2004	507,885	1,015,800	63,042	460,320	12,000	1,115,800	277,537
Chief Executive Officer	2003	475,000	800,000	59,107	261,960	12,000	670,000	21,809

Peter B. Hamilton	2005	$520,000	$520,000	$15,993	$55,344	15,000	$1,040,000	$327,778
Vice Chairman and	2004	540,000	577,800	25,528	306,880	12,000	1,080,000	233,115
President — Life Fitness	2003	520,000	500,000	21,250	261,960	12,000	773,000	261,707

Patrick Mackey	2005	$485,000	$344,000	$62,443	$73,792	20,000	$970,000	$349,495
Vice President and	2004	497,500	995,000	222,071	460,320	12,000	995,000	223,900
President — Mercury	2003	465,000	288,000	154,442	300,360	12,000	648,000	228,603

Peter G. Leemputte	2005	$412,879	$396,000	$16,824	$89,208	20,000	$825,800	$202,648
Senior Vice President and	2004	385,385	770,800	10,403	499,320	12,000	770,800	153,811
Chief Financial Officer	2003	317,308	381,000	10,032	304,370	12,000	390,000	111,710

Cynthia M. Trudell(8)	2005	$440,000	$290,600	$60,623	$55,344	15,000	$850,000	$337,840
Vice President and	2004	456,923	913,800	81,872	230,160	9,000	913,800	241,876
President — Sea Ray	2003	433,231	725,000	94,266	233,020	9,000	594,000	207,211

George W. Buckley(9)	2005	$1,005,385	$—	$251,057	$1,116,424	190,000	$—	$531,319
Former Chairman and	2004	1,038,462	3,115,400	262,355	11,414,400	55,000	2,077,000	272,739
Chief Executive Officer	2003	1,000,000	2,130,000	269,644	1,585,650	55,000	1,450,000	105,640

(1)	On December 6, 2005, Mr. McCoy was named Chairman and Chief Executive Officer, and his salary was increased from $495,000 to $800,000.

(2)	Because of the overlay of a bi-weekly pay cycle on calendar years, approximately every 11th year there are 27 pay periods. As a result, in 2004 salaried employees, including the named executive officers, received an additional bi-weekly pay.

(3)	Annual bonuses consist of amounts awarded under the Brunswick Performance Plan (BPP). Payments deferred from the BPP plan are as follow:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$—	$—	$258,000	$—	$—
2004	187,146	—	246,018	—	23,615
2003	—	186,846	—	—	—

(4)	Other Annual Compensation represents amounts attributable to several Brunswick programs including:

Financial Counseling:    Brunswick offers financial counseling services, including tax preparation, to officers through The Ayco Company, L.P. Messrs. Hamilton, Mackey and McCoy are reimbursed for financial counseling provided by firms with which they have had ongoing relationships. The incremental cost to the Company in the case of Messrs. McCoy, Hamilton and Mackey and the imputed income in the case of Mr. Leemputte and Ms. Trudell attributable to these services are as follow:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$13,000	$13,000	$6,758	$6,000	$6,000
2004	13,000	13,000	57,925	6,000	6,000
2003	13,000	13,000	45,080	6,000	6,000

Boat Program:    Brunswick encourages active participation in boating on the part of Company officers. Boats made available to officers are used for marketing purposes, hosting of civic events and personal usage. The incremental cost to the Company attributable to personal usage and related taxes is as follows:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$55,122	$—	$—	$3,110	$48,586
2004	46,423	—	123,046	2,208	67,690
2003	41,355	2,320	81,106	1,631	84,302

Product Program:    In 2005, Brunswick adopted a product program for officers. This program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product integration opportunities. Officers who serve as directors, the Chief Financial Officer and Presidents of Mercury and the Boat Group are each eligible to select products with an aggregate annual value of up to $15,000. Other officers are each eligible to select products with an aggregate annual value of up to $10,000 annually. Unused amounts under this program may be carried over to future years. Messrs. McCoy, Hamilton, Mackey, Leemputte and Ms. Trudell did not select any products under the product program in 2005.

Use of Company Aircraft:    The incremental cost to the Company attributable to the personal use of corporate aircraft, including travel to meetings of the board of directors of other companies, and related tax reimbursement, is as follows:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$5,170	$—	$53,878	$5,954	$4,987
2004	1,913	5,011	39,286	445	7,357
2003	2,822	831	26,195	416	2,034

(5)	The amounts shown in this column are the value of restricted stock units as of the date of grant. Dividends are reinvested and not paid on a current basis. Regular annual restricted stock unit awards were, in share equivalents, as follow:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	1,600	1,200	1,600	1,600	1,200
2004	12,000	8,000	12,000	12,000	6,000
2003	12,000	12,000	12,000	12,000	9,000

In addition to awards of restricted stock units granted to the named executive officers as part of their respective annual compensation packages, the amounts shown in this column include the value of the following additional awards of restricted stock units as of the date of grant:

•	On December 6, 2005, Mr. McCoy was awarded 25,000 restricted stock units that vest on December 6, 2009, subject to continued employment, or on a change in control with full vesting in the event of death or disability.

•	For officers electing to defer SIP bonuses, the Company awards a 20 percent restricted stock unit premium that vests in three years. The premiums awarded are, in share equivalents, as follow:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	5,078	—	—	351	—
2004	—	—	—	1,017	—
2003	—	—	1,995	977	1,899

•	The aggregate value of all restricted stock unit holdings for each officer as of year-end is as follows:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$2,093,434	$893,320	$1,076,934	$1,076,934	$682,367
2004	1,212,917	1,012,415	1,212,917	1,212,917	759,311
2003	554,022	554,022	520,880	500,948	403,886

(6)	Long-Term Incentive Payouts were made pursuant to performance against objectives established for each of the 2004-2005 SIP, 2003-2004 SIP and 2002-2003 SIP performance periods. Payments deferred from the SIP plan are as follow:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$1,032,200	$712,639	$582,000	$82,580	$25,736
2004	1,115,800	—	995,000	77,080	913,800
2003	640,568	773,000	—	195,000	340,302

(7)	All Other Compensation for named executive officers is comprised of the following:

•	Brunswick contributions to defined contribution programs, including both qualified and non-qualified (to provide for contributions in excess of IRS limits), included:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
Qualified
2005	$18,900	$3,780	$18,900	$18,900	$22,050
2004	22,550	3,690	22,550	22,550	22,550
2003	20,000	3,600	18,000	20,000	20,000

Non-Qualified
2005	$219,394	$5,220	$203,850	$157,003	$216,048
2004	194,998	6,045	135,135	104,652	172,802
2003	—	5,775	119,106	68,343	124,355

•	Life insurance: the Sarbanes-Oxley Act of 2002 prohibits loans to executive officers. This loan prohibition combined with changes in taxation of split-dollar life insurance forced Brunswick to restructure existing life insurance policies. Policies were restructured such that the net present value cost to Brunswick did not increase. Amounts included in the column for these payments are as follow:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$45,849	$152,576	$71,404	$26,745	$39,796
2004	43,312	144,713	65,776	26,169	38,217
2003	—	201,505	90,924	22,794	62,284

•	The company provides additional liability insurance for officers in the amount of $5 million. The imputed income related to premiums paid for this additional insurance in 2005 was $1,050 for each of the officers named in the summary compensation table.

•	Interest is paid on required automatic deferrals at above-market rates. Officers with compensation in excess of $1.5 million that is not qualified under Section 162(m) of the Internal Revenue Code automatically have such excess compensation deferred. Deferred cash equivalent balances are credited with (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus 4 percent, or Brunswick’s short-term borrowing rate or (ii) returns on securities selected by the officer. Interest credited to deferred cash equivalent balances above the IRS Applicable Federal Rate is as follows:

	McCoy	Hamilton	Mackey	Leemputte	Trudell
2005	$45,560	$166,202	$55,341	$—	$59,946
2004	16,238	78,228	—	—	7,868
2003	1,237	50,254	—	—	—

(8)	Ms. Trudell resigned from the Company on February 24, 2006.

(9)	Mr. Buckley resigned as Chairman and Chief Executive Officer on December 6, 2005. Items included in Mr. Buckley’s compensation are as follow:

The incremental cost to the Company for personal boat usage and related taxes: $119,693 in 2005, $118,153 in 2004 and $69,888 in 2003. The incremental cost to the Company for participation in the product program and related taxes: $17,195 in 2005. The incremental cost to the Company for personal aircraft usage: $53,695 in 2005, $55,928 in 2004 and $59,758 in 2003. The incremental cost to the Company attributable to the personal use of a Company car, and related tax reimbursement: $50,676 in 2005, $58,976 in 2004 and $66,669 in 2003. The incremental cost to the Company of financial counseling services: $5,768 in 2005, $6,000 in 2004 and $18,000 in 2003. The restricted stock unit premium awarded for deferral of SIP bonus: 9,452 units for 2005 and 7,560 units for 2004.

The aggregate value of all restricted stock unit holdings as of year-end: $2,188,972 for 2005, $18,021,353 for 2004 and $2,989,958 for 2003. Mr. Buckley’s 2004 250,000 restricted stock unit award was forfeited on his resignation. Portions of other awards were also forfeited. Brunswick contributions for qualified and non-qualified defined contribution programs: $3,214 for 2005, $18,707 for 2004 and $17,807 for 2003. Payments made for the purchase of life insurance: $107,700 for 2005 and $103,347 for 2004. Above market interest on required automatic deferrals: $420,405 for 2005, $150,246 for 2004 and $87,260 for 2003.

SAR GRANTS IN 2005

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for SAR Term
	Number of Securities Underlying SARs Granted	% of Total SARs Granted to Employees in 2005	Exercise Price	Expiration Date
Executive					0%	5%	10%
Dustan E. McCoy	20,000	2.14%	$46.12	01/31/15	$—	$580,092	$1,470,068
Peter B. Hamilton	15,000	1.61%	46.12	01/31/15	—	435,069	1,102,551
Patrick C. Mackey	20,000	2.14%	46.12	01/31/15	—	580,092	1,470,068
Peter G. Leemputte	20,000	2.14%	46.12	01/31/15	—	580,092	1,470,068
Cynthia M. Trudell	15,000	1.61%	46.12	01/31/15	—	435,069	1,102,551
George W. Buckley	190,000	20.35%	46.12	01/31/15	—	5,510,878	13,965,646

(1)	SARs awarded during 2005 have an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a 10-year term, with 25 percent of the grant vesting on the first, second, third and fourth anniversaries, respectively, of the date of grant. SARs vest earlier if there is a change in control of Brunswick, upon death or disability of the recipient or if the sum of the recipient’s age and years of service equals 65 or more on the date of termination of employment of the recipient. When exercising SARs, a recipient receives the dollar difference between the exercise price and market price on the date of exercise in shares, and the recipient may request that shares be withheld to satisfy tax withholding requirements. SARs are not transferable.

OPTION EXERCISES AND YEAR-END VALUE TABLE

	Number of Shares Acquired on Exercise in 2005	Value Realized	Number of Securities Underlying the Unexercised Options/SARs at 12/31/05		Value of Unexercised, In-the-Money Options/SARs Held at 12/31/05(1)
Executive			Exercisable	Unexercisable	Exercisable	Unexercisable
Dustan E. McCoy	39,750	$913,022	3,000	35,000	$6,900	$133,680
Peter B. Hamilton	30,000	399,193	214,000	30,000	4,299,880	133,680
Patrick C. Mackey	—	—	28,500	35,000	530,040	133,680
Peter G. Leemputte	19,000	431,572	1,250	35,000	17,638	121,880
Cynthia M. Trudell	20,000	459,433	6,750	26,250	89,910	100,260
George W. Buckley	—	—	635,000	190,000	11,095,150	—

(1)	Represents the difference between the option exercise price and the fair market value of Brunswick Common Stock on December 31, 2005.

LONG-TERM INCENTIVE PLAN—AWARDS DURING 2005

	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Executive			Threshold	Target
Dustan E. McCoy	800,000	2005-2006	$200,000	$800,000
Peter B. Hamilton	520,000	2005-2006	130,000	520,000
Patrick C. Mackey	485,000	2005-2006	121,250	485,000
Peter G. Leemputte	425,000	2005-2006	106,250	425,000
Cynthia M. Trudell	440,000	2005-2006	110,000	440,000
George W. Buckley	—	—	—	—

(1)	These dollar-denominated incentive opportunities were granted in 2005 under the Brunswick Strategic Incentive Plan (SIP), to be paid out based on performance for the two-year period commencing on January 1, 2005. SIP awards are based on BVA performance and performance against identified strategic factors.

PENSION PLANS

The following table shows the maximum retirement income which may be payable as a straight-life annuity pursuant to Brunswick’s salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

Average of the Three Highest Consecutive Years’ Earnings as a Participant	Retirement Income for Years of Participating Service
	15	20	25	30
$ 500,000	$150,000	$200,000	$250,000	$300,000
750,000	225,000	300,000	375,000	450,000
1,000,000	300,000	400,000	500,000	600,000
1,250,000	375,000	500,000	625,000	750,000
1,500,000	450,000	600,000	750,000	900,000
2,000,000	600,000	800,000	1,000,000	1,200,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000

The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years’ earnings (salaries, annual bonuses and commissions, but excluding payouts under the Strategic Incentive Plan), and age.

The years of service of the officers named in the summary compensation table are: Mr. Hamilton 22 years and Mr. Buckley 13 years. Mr. Buckley’s 13 years of service include five additional years of service that were credited to him upon his completion of three years of employment with Brunswick. Under an agreement with Brunswick, Mr. Hamilton’s 22 years include 12.5 years of service with a previous employer, reduced by the pension he receives from that employer. No other officer named in the summary compensation table participates in the salaried pension plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005, regarding Brunswick Common Stock that may be issued under equity compensation plans currently maintained by Brunswick.

Plan Category	(a) Number of Securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,009,925	(2)	$30.09	(3)	1,655,375	(4)

Equity compensation plans not approved by security holders	143,891	(5)	25.48		—

TOTAL	5,153,816				1,655,375

(1)	The following plans have been approved by Brunswick shareholders: the Brunswick Corporation 2003 Stock Incentive Plan, the Brunswick Corporation 1991 Stock Plan, the Brunswick Corporation 1994 Stock Option Plan for Non-Employee Directors and the 1995 Stock Plan for Non-Employee Directors.

(2)	Includes 3,700,257 shares of Brunswick Common Stock subject to outstanding options, 790,629 shares of Brunswick Common Stock subject to deferred obligations to issue shares of Brunswick Common stock, 5,084 restricted shares and 513,955 Brunswick restricted stock units.

(3)	The weighted average exercise price was calculated solely with respect to outstanding stock options and rights. Deferred share units, restricted shares and restricted share units have been disregarded for purposes of calculating the weighted average exercise price because no exercise price is associated with these types of securities.

(4)

All shares are available under the 2003 Stock Incentive Plan (the “2003 Plan”). Awards made under the 2003 Plan may be made in the form of shares of Brunswick Common Stock, stock options, stock-settled stock appreciation rights (“SARs”), restricted and performance shares, restricted and performance share units and other Brunswick Common Stock-based awards, but the total number of shares of Brunswick Common Stock with respect to which awards other than stock options and, if the proposed amendments to the 2003 Plan are approved by shareholders, stock-settled SARs, may be granted under the 2003 Plan may not exceed 25 percent of the total number of shares available under the plan.

(5)	Consists solely of outstanding stock options under the Brunswick Corporation 1997 Stock Plan for Non-Employee Directors, which was not approved by shareholders. No future grants will be awarded under such Plan.

Brunswick Corporation 1997 Stock Plan for Non-Employee Directors

The Brunswick 1997 Stock Plan for Non-Employee Directors (the “1997 Plan”) was not approved by shareholders. No additional awards may be granted under the 1997 Plan, although options granted under the 1997 Plan remain outstanding. All such options were granted with an exercise price of not less than the fair market value of a share of Brunswick Common Stock on the date of grant. Payment of the exercise price may be made in cash, other shares of Brunswick Common Stock or by a combination thereof, with the right to have shares withheld or to deliver previously acquired shares to satisfy tax withholding obligations on exercise of the option. Other terms applicable to options granted under the 1997 Plan were established by the Board at the time the options were granted.

EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

Under an agreement with Brunswick dated June 13, 2001, Mr. McCoy is entitled to certain severance benefits if his employment is terminated other than for cause or disability. The agreement defines termination to include resignation by Mr. McCoy in connection with certain events, including a change in control of Brunswick or other substantial changes in the terms and conditions of Mr. McCoy’s employment.

If a termination covered by the agreement does not involve a change in control, Mr. McCoy is entitled to a severance payment equal to 1.5 times his base salary and target annual bonus for the year in which termination occurs. If the termination does involve a change in control, Mr. McCoy is entitled to a severance payment equal to three times the sum of (i) his annual salary, (ii) the larger of his targeted annual bonus for the year of termination or the year in which the change in control occurs, and (iii) his most recent full-cycle target percentage under the Strategic Incentive Plan, plus any applicable premium determined as if the award were paid in stock. Mr. McCoy would also be entitled to receive: any annual bonus earned for the preceding year that had not yet been paid at the time of termination; a pro rata annual bonus for the year in which termination occurs unless the termination occurs in the first quarter of the year; and other benefits and perquisites for up to 18 months (three years if there is a change in control). If termination occurs following a change in control, Mr. McCoy is entitled to a lump sum payment of accrued pension and supplemental pension benefits, calculated as if he had worked for an additional three years beyond the date of the change in control; accrued profit-sharing benefits; accrued deferred compensation contributions; and Mr. McCoy would fully vest in all outstanding stock options and restricted stock awards.

The definition of a change in control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) a tender offer for stock of Brunswick which has not been negotiated and approved by Brunswick’s Board of Directors once (a) the offeror owns or has accepted for payment 25 percent or more of the outstanding voting stock of Brunswick, or (b) three business days before the offer is to terminate, unless the offer is withdrawn first, if the offeror could own 50 percent or more of the outstanding voting stock of Brunswick as a result of the offer; (iii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board of Directors, excluding new directors who (a) are approved by a vote of at least 75 percent of the members of the incumbent Board of Directors and (b) did not join the Board following a contested election of directors; (iv) a merger of Brunswick with another corporation, other than a merger in which Brunswick’s shareholders receive at least 75 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick’s voting stock; or (v) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick’s assets.

The terms of the agreement require Mr. McCoy to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

Brunswick’s other Senior Executives are entitled to severance and change in control benefits substantially similar to those outlined above for Mr. McCoy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires Brunswick’s directors, executive officers and any persons who own more than 10 percent of Brunswick Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms were filed in a timely manner during 2005, except that due to clerical errors on the part of the Company, (i) the Form 3 initially filed by John Stransky omitted certain of his holdings of Brunswick shares, (ii) Michael Callahan filed a late Form 4 reporting charitable contributions of Brunswick shares in June 2005, and (iii) Peter Harf filed a late Form 4 reporting open-market purchases of Brunswick shares in November 2005.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

The following is the report of the Audit Committee with respect to Brunswick’s audited financial statements for the fiscal year ended December 31, 2005.

Overview of Audit Committee Function

The Audit Committee oversees Brunswick’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter, a copy of which is available at Brunswick’s website, www.brunswick.com.

Independence of Audit Committee Members

The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

The Audit Committee has reviewed and discussed Brunswick’s audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with Ernst & Young LLP (“Ernst & Young”), Brunswick’s independent registered public accounting firm for the fiscal year ended December 31, 2005, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, other professional standards and regulatory requirements currently in effect. Statement on Auditing Standards No. 61 requires an auditor to discuss with the audit committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the company’s financial reporting.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Ernst & Young and considered whether the provision of those services was compatible with maintaining Ernst & Young’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick’s Board of Directors that the audited financial statements be included in Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee of the Board of Directors

MICHAEL J. CALLAHAN (CHAIRMAN)

RALPH C. STAYER

LAWRENCE A. ZIMMERMAN

PROPOSAL NO. 2: APPROVAL OF AMENDMENTS TO

BRUNSWICK CORPORATION’S 2003 STOCK INCENTIVE PLAN

On February 7, 2006, the Board of Directors approved amendments to the Brunswick Corporation 2003 Stock Incentive Plan (the “2003 Plan”), including increasing the number of shares available for issuance under the 2003 Plan from 4,000,000 to 8,000,000. The Company’s shareholders are being asked to approve these amendments, described more fully below under “Purpose of the Amendments” (the “Amendments”). If the Amendments are not approved by shareholders, Brunswick will continue to operate the 2003 Plan pursuant to its current provisions.

Purposes of the 2003 Plan.    The 2003 Plan was adopted by the Company’s shareholders at the 2003 Annual Meeting and is intended to provide incentives and rewards:

•	to support the execution of Brunswick’s business and human resource strategies;

•	to provide for the compensation of non-employee directors; and

•	to more closely align the interests of participants with those of Brunswick’s shareholders.

Purpose of the Amendments.    The Amendments are intended to increase the number of shares available for issuance under the 2003 Plan from 4,000,000 to 8,000,000, to provide that (i) stock-settled SARs and (ii) RSUs in lieu of deferred bonuses that would otherwise be paid in cash are not subject to the 2003 Plan’s limitation of certain stock awards to 25 percent of the total number of shares available, and to include stock-settled SARs in the provision of the 2003 Plan that currently limits the maximum number of shares with respect to which stock options may be granted during any calendar year to any person to 1,000,000. The Amendments also clarify that the 2003 Plan prohibits repricing of stock options and SARs granted under it.

As of March 2, 2006, 370,644 shares of Brunswick Common Stock remain available for issuance under the 2003 Plan. Under the terms of the 2003 Plan, this number may be increased to the extent that (i) awards previously made under the 2003 Plan are forfeited, or (ii) shares subject to awards under the 2003 Plan are not issued or delivered by reason of the delivery or withholding of shares of Brunswick Common Stock to pay all or a portion of the exercise price or to satisfy tax withholding obligations. Brunswick is asking shareholders now to increase the number of shares available under the 2003 Plan to a level that the Company believes will, on the basis of current assumptions, ensure that enough shares remain available for issuance under the 2003 Plan until the 2010 Annual Meeting.

As explained in the report of the Human Resources and Compensation Committee (the “Compensation Committee”), for 2005 equity grants under the 2003 Plan were weighted towards stock-settled SARs. This reflects the Committee’s determination that stock-settled SARs provide the same long-term incentives as stock options, by rewarding recipients only if and to the extent that Brunswick shares appreciate in value, but with less dilutive effect on Brunswick’s shareholders. The amendment to the 2003 Plan to exclude stock-settled SARs from the 25 percent limit on awards other than options will enable the Committee to continue weighting equity awards towards stock-settled SARs, and so maximize the efficiency of the long-term incentives awarded under the 2003 Plan.

The amendment to the 2003 Plan to include stock-settled SARs in the provision that limits the maximum number of shares with respect to which stock options may be granted during any calendar year to any person to 1,000,000 will enable awards of stock-settled SARs, as well as stock options, to qualify as performance-based compensation under section 162(m) of the Code, and so exempt from the $1 million tax deduction limit on compensation paid to certain senior executives.

Summary Description of the 2003 Plan.    The following description of the 2003 Plan is a summary, as amended by the amendments for which shareholder approval is being requested, and is qualified in its entirety by reference to the complete text of the 2003 Plan, which is attached as Appendix I to this proxy statement.

Participants.    All employees of Brunswick and its subsidiaries and non-employee directors of Brunswick are eligible to participate in the 2003 Plan and are eligible to receive awards.

Maximum Awards.    No more than 25 percent of the awards made under the 2003 Plan may be in the form of awards other than stock options, stock-settled SARs, or RSUs in lieu of bonuses that would otherwise have been paid in cash. The maximum number of shares of Brunswick Common Stock with respect to which stock options or stock-settled SARs may be granted during any calendar year to any person is 1,000,000, subject to adjustment as described below.

Administration.    Except as otherwise determined by the Board of Directors or as described below, the 2003 Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to establish rules and regulations for administering the 2003 Plan and to decide questions of interpretation or application of any provision of the 2003 Plan. The Compensation Committee has the authority to select employees who will receive awards under the 2003 Plan and to determine all of the terms and conditions of those awards; provided, however, that the Nominating and Corporate Governance Committee (the “Governance Committee”) has the authority to select non-employee directors to receive awards under the 2003 Plan and will determine all of the terms and conditions of each award granted to a non-employee director. Except as otherwise determined by the Board of Directors, the Governance Committee will exercise all the authority of the Compensation Committee under the 2003 Plan relating to awards granted to non-employee directors.

Each of the Compensation Committee and the Governance Committee may designate other persons to carry out its responsibilities with conditions and limitations as it may set; provided, however, that neither may delegate its power and authority with regard to the selection for participation in the 2003 Plan of persons who are executive officers or non-employee directors of Brunswick or decisions concerning the timing, pricing or amount of an award to that person. Prior to a Change of Control (as defined in the 2003 Plan), the Compensation Committee may cancel any award for reasonable cause and may provide for the conditions and circumstances under which awards will be forfeited.

Under the 2003 Plan, no awards to employees are transferable, and stock options and SARs have no dividend rights. Dividend equivalents attached to RSUs are reinvested in RSUs.

Awards.    In addition to incentive compensation, awards may also be made in tandem with or in lieu of current or deferred compensation. In addition to Brunswick Common Stock, the following types of awards and other Brunswick Common Stock-based awards may be granted under the 2003 Plan on a stand-alone, combination or tandem basis.

Stock Options.    A right to buy a specified number of shares of Brunswick Common Stock at a fixed exercise price during a specified time; provided the exercise price may not be less than the fair market value of a share of Brunswick Common Stock on the date of grant. Stock options granted under the 2003 Plan are not intended to qualify as incentive stock options under Section 422 of the Code.

Stock-Settled Stock Appreciation Rights.    A right to receive shares of Brunswick Common Stock with a value equal to the difference between the fair market value of a specified number of shares of Brunswick Common Stock on the exercise date and the base price of the SAR, provided the base price of a SAR may not be less than the fair market value of a share of Brunswick Common Stock on the date of grant.

Restricted and Performance Shares.    A transfer of Brunswick Common Stock, subject to restrictions on transfer or other incidents of ownership, or subject to specified performance standards for specified periods of time.

Restricted and Performance Share Units.    A fixed or variable share or dollar denominated unit subject to conditions of vesting, performance and time of payment, which unit may be paid in Brunswick Common Stock, cash or a combination of both.

Other Brunswick Common Stock-based Awards.    Other Brunswick Common Stock-based awards which are related to or serve a similar function as those awards described above.

Adjustments.    If there is a change in the capital structure of Brunswick as a result of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off or other similar corporate change, the Compensation Committee will make an adjustment in the number of shares of Brunswick Common Stock available for issuance under the 2003 Plan, the maximum number of shares that may be granted to any person during a calendar year, the number of shares covered by any outstanding award and the price per share thereof.

Amendments and Terminations.    The Board or the Compensation Committee may at any time amend, suspend or discontinue the 2003 Plan and, prior to a Change of Control, alter or amend any awards granted thereunder to the extent permitted by law. Any amendments, suspension, discontinuation or alteration may occur without the approval of the shareholders of Brunswick to the extent that the approval is not required by applicable law or regulation.

U.S. Federal Income Tax Considerations.    The following discussion briefly summarizes the U.S. federal income tax consequences generally arising with respect to awards under the 2003 Plan. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences. A participant in the 2003 Plan should consult his or her own tax advisor with respect to the specific federal, state, local and other tax consequences of participation in the 2003 Plan.

Stock Options.    No income is recognized by a recipient of an option upon the grant of the option. Upon exercise of the option, compensation taxable as ordinary income (and subject to income tax withholding), will be realized by the recipient in an amount equal to the excess of the fair market value of the shares on the date of the exercise over the exercise price, and Brunswick will be entitled to a corresponding deduction. A subsequent sale of those shares will result in capital gain or loss measured by the difference between (i) the exercise price, increased by any compensation recognized by the recipient upon exercise of the option and (ii) the amount realized on the subsequent sale. Capital gain or loss will be long-term or short-term depending on how long the shares were held from the date the option was exercised. Brunswick will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Stock-Settled SARs.    A recipient of stock-settled SARs will not recognize any taxable income upon the grant of the SARs. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) in an amount equal to the fair market value of any shares delivered by Brunswick upon exercise, and Brunswick will be entitled to a corresponding deduction. A subsequent sale of those shares will result in capital gain or loss measured by the difference between (i) the amount of compensation recognized by the recipient upon exercise of the stock appreciation right and (ii) the amount realized on the subsequent sale. Capital gain or loss will be long-term or short-term depending on how long the shares were held from the date the stock appreciation right was exercised. Brunswick will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Restricted and Performance Shares.    A recipient of restricted or performance shares that are subject to restrictions or performance standards that constitute a substantial risk of forfeiture generally will be subject to tax at ordinary income rates at the time the restrictions on the restricted shares lapse, or the performance standards on the performance shares are satisfied, as applicable, in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. However, the recipient may make an election to be taxed at the time the restricted or performance shares are granted (an “83(b) election”). If an 83(b) election is made, the recipient will recognize taxable income on the date of grant equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares as if there were no restrictions or performance standards. The amount of ordinary income recognized by a recipient of restricted or performance shares generally is deductible by Brunswick as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. If the shares subject to an 83(b) election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes for the ordinary income recognized by the recipient with respect to the forfeited shares. If the terms of an award agreement provide that a recipient of restricted or performance shares will have the right to receive dividends, the amount of any cash dividends paid on restricted or performance shares for which an 83(b) election has not been made and before the restrictions lapse or the performance standards are satisfied, as applicable, will be treated as compensation taxable as ordinary income, rather than dividend income, and Brunswick will be entitled to a corresponding deduction.

A subsequent sale of shares previously subject to restrictions or performance standards that constitute a substantial risk of forfeiture will result in capital gain or loss measured by the difference between (i) the sum of the amount, if any, paid for the shares plus the amount of any compensation recognized by the recipient upon expiration or satisfaction of the restrictions or performance standards, or if an 83(b) election was made, at the time of grant and (ii) the amount realized on the subsequent sale. Capital gain or loss will be long-term or short-term depending on how long the shares were held. The holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires or the performance standards are satisfied, or if an 83(b) election was made, on the date of the grant. Brunswick will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Restricted and Performance Units.    A recipient of restricted or performance units generally will be subject to tax at ordinary income rates at the time the units are settled in an amount equal to the excess of the sum of the cash and the fair market value of the shares distributed at that time over the amount, if any, paid for the shares. This amount is generally deductible by Brunswick as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. A subsequent sale of shares received upon settlement of any restricted or performance units will result in capital gain or loss measured by the difference between (i) the sum of the amount, if any, paid for the shares plus the amount of any compensation recognized by the recipient upon settlement of the units and (ii) the amount realized on the subsequent sale. Capital gain or loss will be long-term or short-term depending on how long the shares were held from the date the units were settled. Brunswick will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Stock.    A recipient receiving unrestricted shares of Brunswick Common Stock will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the Brunswick Common Stock is awarded in an amount equal to the excess of the then fair market value of the Brunswick Common Stock over the amount, if any, paid for the Brunswick Common Stock. This amount is generally deductible by Brunswick as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Brunswick Common Stock-based Awards.    The federal income tax consequences of other Brunswick Common Stock-based awards will depend on how the awards are structured.

The Board of Directors

recommends a vote FOR this proposal.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, independent registered public accounting firm, as auditors for Brunswick and its subsidiaries for fiscal year 2006. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young as the independent registered accounting firm for Brunswick and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young has served as independent registered public accounting firm for Brunswick and its subsidiaries since 2002. Representatives of Ernst & Young will be present at the Annual Meeting and be afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

The Board of Directors and the Audit Committee

recommend a vote FOR this proposal.

Fees Incurred for Services of Ernst & Young

Brunswick incurred the following fees for services rendered by Ernst & Young, Brunswick’s independent auditor during the fiscal year ended December 31, 2005 and 2004:

Audit Fees:    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Brunswick’s annual financial statements for fiscal years 2005 and 2004 and for reviews of the financial statements included in Brunswick’s related Quarterly Reports on Form 10-Q during such fiscal years were $5,104,000 and $4,988,000, respectively.

Audit-Related Fees:    The aggregate fees billed by Ernst & Young for professional services rendered for audit-related activities for Brunswick for 2005 and 2004 were $188,000 and $376,000, respectively. Such fees involved the following activities: employee benefit plan audits, internal control reviews, mergers and acquisitions assistance and consultations concerning financial accounting and reporting matters in certain foreign countries in which Brunswick conducts business.

Tax Fees:    The aggregate fees billed by Ernst & Young for fiscal years 2005 and 2004 for tax-related services, were $223,000 and $259,000, respectively. Such fees involved the following activities: tax compliance services, tax consulting services and executive tax assistance.

All Other Fees:    The aggregate fees billed by Ernst & Young for fiscal years 2005 and 2004 for services other than those described in the preceding paragraphs, were $0 and $0, respectively.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick’s independent registered public accounting firm. The Audit Committee has adopted a two-tiered approach toward granting such pre-approvals. Each year it approves an overall budget for audit and non-audit services. Unless the Audit Committee has pre-approved a type of service to be provided by the independent registered public accounting firm, the service will require specific pre-approval by the Audit Committee. The Audit Committee must specifically pre-approve any proposed service exceeding pre-approved cost levels.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Brunswick’s proxy materials for its 2007 annual meeting, a shareholder proposal must be received at Brunswick’s principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811 (fax no. 847-735-4433; email corporate.secretary@brunswick.com) by December 2, 2006.

In addition, a shareholder may wish to have a proposal presented at the 2007 annual meeting, but not to have such proposal included in Brunswick’s proxy materials relating to that meeting. Brunswick’s By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board. A shareholder proposal or nomination intended to be brought before the 2007 annual meeting must be delivered to the Secretary between January 1, 2007 and January 31, 2007.

* * *

We encourage you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented. You may vote by indicating your choices on the enclosed proxy card and dating, signing and returning it promptly in the envelope provided. Alternatively, you may vote by telephone or on the Internet by following the instructions on your proxy card.

By order of the Board of Directors,

Marschall I. Smith Secretary

Lake Forest, Illinois

March 31, 2006

APPENDIX I

BRUNSWICK CORPORATION

2003 STOCK INCENTIVE PLAN

1. Purpose

The purpose of the Brunswick Corporation 2003 Stock Incentive Plan is to provide incentives and rewards to (i) support the execution of the Corporation’s business and human resource strategies; (ii) provide for the compensation of Non-Employee Directors and (iii) more closely align the interests of Participants with those of the Corporation’s stockholders.

2. Definitions

(a) “Award” includes, without limitation, shares of Stock, stock options, restricted and performance shares, restricted and performance units, dividend or equivalent rights, or other awards that are valued in whole or in part by reference to, or are otherwise based on, Stock.

(b) “Award Summary” means a written summary setting forth the terms and conditions of each Award made under this Plan.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Compensation Committee” means the Human Resources and Compensation Committee of the Board or such other committee as the Board may designate from time to time to administer this Plan.

(f) “Corporation” means Brunswick Corporation, a Delaware corporation.

(g) “Employee” means an employee of the Corporation or a Subsidiary.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means the closing price on the New York Stock Exchange Composite Transactions Tape on the relevant valuation date or on the next preceding date on which a closing price was quoted.

(j) “Governance Committee” means the Corporate Governance Committee of the Board or such other committee as the Board may designate from time to time.

(k) “Non-Employee Director” means any member of the Board who is not an Employee.

(l) “Participant” means a person who has been granted an Award under this Plan.

(m) “Plan” means this Brunswick Corporation 2003 Incentive Stock Plan.

(n) “Stock” means the common stock, $0.75 par value, of the Corporation.

(o) “Subsidiary” means any corporation or other entity in which the Corporation has a proprietary interest of more than 50 percent by reason of stock ownership or otherwise.

3. Eligibility

Employees selected by the Compensation Committee and Non-Employee Directors selected by the Governance Committee are eligible to receive Awards.

4. Plan Administration

(a) Except as otherwise determined by the Board or specifically set forth herein, this Plan shall be administered by the Compensation Committee. The Compensation Committee shall determine the terms of Awards granted to Employees. The Compensation Committee shall, subject to the terms of this Plan, establish rules and regulations it deems necessary or desirable for Plan administration.

(b) Notwithstanding anything contained in this Plan to the contrary and except as otherwise determined by the Board, the Governance Committee shall determine the terms of Awards granted to Non-Employee Directors, and shall exercise all the authority of the Compensation Committee under this Plan as the same relates to such Awards.

(c) To the extent permitted by applicable law, each of the Compensation Committee and the Governance Committee may designate others to carry out its responsibilities; provided, however, that neither may delegate its power and authority to others with regard to the selection for participation in this Plan of a person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such person.

(d) The Compensation Committee shall have the authority at any time prior to a Change of Control (as defined in Section 12) to cancel Awards for reasonable cause and to provide for the conditions and circumstances under which Awards shall be forfeited.

(e) The Compensation Committee shall have authority to interpret and construe the provisions of this Plan and the Award Summaries, and the application thereof, and make determinations which shall be final, binding and conclusive on all persons.

(f) The members of the Board, the Compensation Committee, the Governance Committee and any person to whom the Compensation Committee or Governance Committee delegates any of its power and authority (i) shall not be liable for any action, omission, determination, interpretation or construction made in connection with this Plan in good faith, and (ii) shall be entitled to indemnification and reimbursement to the full extent permitted by applicable law, except as otherwise may be provided in the Corporation’s Certificate of Incorporation and/or By-Laws, as each may be amended from time to time, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

5. Stock Subject To Provisions Of This Plan

The stock subject to the provisions of this Plan shall be:

(a)	8,000,000 shares of Stock, which may be either authorized but unissued Stock or Stock held as treasury stock;

(b)	Shares of Stock available, as of the effective date of this Plan, for future grants of awards under the Brunswick Corporation 1991 Stock Plan (the “1991 Plan”), which shares upon the effectiveness of this Plan shall no longer be available under the 1991 Plan; and

(c)	Shares of Stock represented by Awards under this Plan, awards under the 1991 Plan or awards under the Corporation’s 1997 Stock Plan for Non-Employee Directors (the “1997 Plan”) (i) which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised or (ii) which are not issued or delivered by reason of the delivery or withholding of shares of Stock to pay all or a portion of the exercise price, if any, or to satisfy all or a portion of applicable tax withholding obligations.

The total number of shares of Stock with respect to which Awards other than: (i) stock options; (ii) stock-settled Stock Appreciation Rights; and (iii) RSUs in lieu of deferred bonuses that would otherwise be paid in cash, may be granted under this Plan shall not exceed twenty-five percent (25%) of the number of shares of Stock identified in Section 5 (a) and 5 (b). The maximum number of shares of Stock with respect to which stock options or stock-settled stock appreciation rights, or any combination thereof, may be granted during any calendar year to any person shall be 1,000,000.

6. Awards Under This Plan

In addition to shares of Stock, the following types of Awards and other stock-based Awards may be granted under this Plan on a stand alone, combination or tandem basis:

(a) Stock Option.    A right to buy a specified number of shares of Stock at a fixed exercise price during a specified time; provided that the exercise price of any option shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant of the option. The exercise price of any option granted under this Plan may not be reduced or otherwise adjusted other than as provided in Section 10, and cannot be canceled and replaced by another option with a lower exercise price.

(b) Stock-Settled Stock Appreciation Rights.    A right to receive shares of Stock with a Fair Market Value equal to the difference between the Fair Market Value of a specified number of shares of Stock on the exercise date and the base price of the stock appreciation right, provided the base price of a stock appreciation right may not be less than 100 percent of the Fair Market Value of the Stock on the date of grant of the stock appreciation right. The base price of any stock appreciation right granted under this Plan may not be reduced or otherwise adjusted other than as provided in Section 10, and cannot be canceled and replaced by another stock appreciation right with a lower base price.

(c) Restricted And Performance Shares.    A transfer of Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified performance standards for specified periods of time.

(d) Restricted And Performance Share Unit.    A fixed or variable share or dollar denominated unit subject to conditions of vesting, performance and time of payment, which unit may be paid in Stock, cash or a combination of both.

(e) Other Stock-Based Awards.    Other Stock-based Awards which are related to or serve a similar function to those Awards set forth in this Section 6.

In addition to granting Awards for purposes of incentive compensation, Awards may also be made in tandem with or in lieu of current or deferred compensation.

No Stock shall be issued pursuant to any Award unless consideration at least equal to the par value of the Stock has been received by the Corporation in the form of cash, services rendered or property.

7. Award Summaries

Each Award under this Plan shall be evidenced by an Award Summary. Delivery of an Award Summary to each Participant shall constitute an agreement, subject to Section 4(e) and Section 9 of this Plan, between the Corporation and the Participant as to the terms and conditions of the Award.

8. Other Terms and Conditions

(a) Assignability.    No Award shall be assignable or transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or in accordance with guidelines established by the Compensation Committee.

(b) Rights As A Stockholder.    A Participant shall have no rights as a stockholder with respect to shares of Stock covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

(c) Withholding.    Except as otherwise provided by the Compensation Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Stock, the Participant shall be required to pay in cash the amount of any taxes required to be withheld prior to receipt of such Stock, or alternatively, a number of shares of Stock the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment; provided, however, that the number of shares of Stock so deducted may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.

(d) Vesting Policy.    The following vesting policy shall apply to Awards under this Plan:

(i)	Any stock option may not become exercisable, in whole or in part, until the first anniversary of the date of grant.

(ii)	Any Award, other than an Award of stock options, that contains performance standards, may not vest, in whole or in part, before the first anniversary of the date of grant.

(iii)	Any Award, other than an Award of stock options that does not contain performance standards, may not vest faster than ratably over a three-year period commencing with the date of grant.

(iv)	Vesting provisions established with respect to an Award will not be modified following the grant date except in accordance with sub-section (v) of this Section 8(d) below.

(v)	The vesting provisions set forth in sub-sections (i) through (iv) of this Section 8(d) shall not apply to Awards to Non-Employee Directors or Awards to any Participant in lieu of a cash payment that would otherwise be paid to such Participant without vesting or performance conditions. This Section 8(d) also shall not preclude any Award under this Plan from providing for the acceleration of vesting or exercisability or the deemed satisfaction of performance conditions in connection with a Change in Control, the death, disability or retirement of the Participant, or an involuntary termination of the Participant’s employment.

9. Amendments

The Board or the Compensation Committee may alter, amend, suspend or discontinue this Plan at any time or at any time prior to a Change of Control (as defined in Section 12) alter or amend any or all Award Summaries granted under this Plan to the extent permitted by law. Any such action may be taken without the approval of the Corporation’s stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation, including, without limitation, applicable stock exchange rules.

10. Recapitalization

In the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure, the number and class of securities available under this Plan, the maximum number of securities available for Awards other than stock options, the number and class of securities subject to each outstanding stock option and the purchase price per security, the maximum number of securities with respect to which stock options may be granted during any calendar year to any person, the number and class of securities subject to each outstanding Award, and the terms of each outstanding Award shall be appropriately adjusted by the Compensation Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The decision of the Compensation Committee regarding any such adjustment shall be final, binding and conclusive.

11. No Right To Participation or Employment

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability or claim under this Plan, except as provided herein or in any Award Summary issued hereunder.

12. Change In Control

The term “Change in Control” of the Corporation means a change in the beneficial ownership of the Corporation’s voting stock or a change in the composition of the Board which occurs as follows:

(i)	any Person other than a trustee or other fiduciary of securities held under an employee benefit plan of the Corporation or any of its subsidiaries, is or becomes a beneficial owner, directly or indirectly, of stock of the Corporation representing 25 percent or more of the total voting power of the Corporation’s then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Clause (A) of paragraph (iv), below;

(ii)	a tender offer (for which a filing has been made with the Securities and Exchange Commission (“SEC”) which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Corporation, which has not been negotiated and approved by the Board, then the first to occur of:

(A)	any time during the offer when the Person making the offer owns or has accepted for payment stock of the Corporation with 25 percent or more of the total voting power of the Corporation’s stock, or

(B)	three business days before the offer is to terminate unless the offer is withdrawn first if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock with 50 percent or more of the total voting power of the Corporation’s stock when the offer terminates;

(iii)

individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least 75 percent of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)	there is consummated a merger or consolidation of the Corporation (or any direct or indirect subsidiary of the Corporation) with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75 percent of the combined voting power of the stock and securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Corporation representing more than 25 percent of the combined voting power of the Corporation’s then outstanding stock and securities; or

(v)	the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets other than a sale or disposition by the Corporation of all or substantially all of the assets to an entity at least 75 percent of the combined voting power of the stock and securities which is owned by Persons in substantially the same proportions as their ownership of the Corporation’s voting stock immediately prior to such sale.

As used in this Section 12, “Person” shall mean any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Corporation, (2) the Corporation or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation. “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

13. Governing Law

To the extent that federal laws do not otherwise control, this Plan shall be construed in accordance with and governed by the law of the State of Illinois.

14. Supplemental Plans

The Board shall have the authority to adopt plans, supplemental to this Plan, covering Participants residing outside the United States.

15. Savings Clause

This Plan is intended to comply in all aspects with applicable law and regulation. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

16. Effective Date and Term

This Plan shall be submitted to the stockholders of the Corporation for approval and, if approved by the affirmative vote of a majority of the shares of Stock present in person or represented by proxy at the 2003 annual meeting of stockholders, shall become effective as of the date of such approval. This Plan shall remain in effect until terminated by the Board.

1	N. FIELD COURT

LAKE FOREST, IL 60045-4811

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time on Tuesday, May 2, 2006. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Brunswick Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time on Tuesday, May 2, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brunswick Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BRNSW1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BRUNSWICK CORPORATION

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1. Election of Directors-Nominees 01) Michael J. Callahan 02) Manuel A. Fernandez 03) Peter B. Hamilton 04) Roger W. Schipke

For All

Withhold All

For All Except

To withhold authority to vote, mark “For All Except” and write the nominee’s number(s) on the line below.

For

Against

Abstain

2. Approval of the amendments to the Brunswick Corporation 2003 Stock Incentive Plan

3. Ratification of the Audit Committee’s selection of Ernst & Young LLP as independent registered public accounting firm In their discretion, on such other business as may properly come before the meeting

This proxy will be voted as directed by the shareholder. If no direction is made, this proxy will be voted for all of the director nominees identified in Proposal 1 and for Proposals 2 and 3.

NOTE: Please sign exactly as name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full name.

For address changes and/or comments, please check this box and write them on the back where indicated.

Yes

No

Please indicate if you plan to attend this meeting. HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

TWO ADDITIONAL WAYS TO VOTE

Vote by Internet

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You may also give your consent to have all future proxy statements and annual reports delivered to you electronically.

www.proxyvote.com Go to Web site

Follow these three easy steps: Read the accompanying Proxy Statement and Proxy Card. Go to Web site www.proxyvote.com. Follow the simple instructions.

Vote by Telephone

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Call toll-free on a touch-tone phone in the U.S. or Canada 1-800-690-6903

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Registered

Proxy

Solicited on behalf of the Board of Directors of BRUNSWICK CORPORATION

The undersigned hereby appoints P. G. Leemputte, M. I. Smith and D. D. Peterson, Jr., and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 3, 2006, or any adjournment thereof.

This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan, the Brunswick Rewards Plan and the Brunswick Rewards Variable Profit Sharing Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company’s proxy tabulator, Automatic Data Processing, no later than 11:59 p.m. Eastern time on Tuesday, May 2, 2006, for all registered shares to be voted and no later than 5:00 p.m. Eastern time on Friday, April 28, 2006, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

Address changes/comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)